[LETTERHEAD OF KPMG LLP]

                         Independent Auditors' Consent

The Board of Directors
Imagis Technologies Inc.

We consent to the use of our report dated February 8, 2002, accompanying the consolidated financial statements of Imagis Technologies, Inc. appearing in the Annual Report of the Company to its shareholders on Form 10-KSB for the year ended December 31, 2001, and included herein.


/s/ KPMG LLP
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    KPMG LLP

Vancouver, Canada
September 17, 2002